Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No.1 to the Form 10 of Lenco Mobile Inc. of our report dated October 29, 2009 relating to the financial statements for the years ended December 31, 2008 and December 31, 2007 of Lenco Mobile Inc. and its subsidiaries.

/s/ Gruber & Company, LLC
Gruber & Company, LLC

Lake Saint Louis, Missouri

November 17, 2009